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EXHIBIT 8.1

[JONES DAY LETTERHEAD]

June 14, 2004

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

Ladies and Gentlemen:

        We have acted as special counsel for Alliant Techsystems Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement and the prospectus included therein related to the registration for resale of $280,000,000 aggregate principal amount of the Company's 2.75% Convertible Senior Subordinated Notes due 2024 (the "Notes") and the shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated as of February 19, 2004 (the "Indenture"), among the Company, the subsidiary guarantors listed on Schedule I of the Indenture and BNY Midwest Trust Company, as trustee.

        In connection with our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the representations contained in a letter addressed to us from the Company, dated the date hereof (the "Representations"), the Indenture and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of this opinion.

        This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history thereto, the Treasury Regulations promulgated or proposed under the Code, current administrative rulings and practice of the Internal Revenue Service (the "IRS") and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time.

        Based upon and subject to the foregoing, we hereby confirm that the opinion stated in the Registration Statement under the heading "Important United States Federal Income Tax Considerations—Opinion as to U.S. Federal Income Tax Treatment," subject to the qualifications set forth therein, constitutes our opinion as to the treatment of the Notes for U.S. federal income tax purposes. In addition, the discussion set forth in the Registration Statement under the heading "Important United States Federal Income Tax Considerations," subject to the qualifications set forth therein, to the extent it describes federal income tax laws of the United States constitutes our opinion.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to register the resale of the Notes and Common Stock under the Act and to the reference to us in the prospectus and any prospectus supplements contained therein under the caption "Important United States Federal Income Tax Considerations." In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day

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  EXHIBIT 8.1
[JONES DAY LETTERHEAD]